Exhibit 99.1
FICO Announces Earnings of $6.14 per Share
for First Quarter Fiscal 2025

Revenue of $440 million vs. $382 million in prior year

BOZEMAN, Mont.--(BUSINESS WIRE)--February 4, 2025--FICO (NYSE:FICO), a global analytics software leader, today announced results for its first fiscal quarter ended December 31, 2024.

First Quarter Fiscal 2025 GAAP Results
Net income for the quarter totaled $152.5 million, or $6.14 per share, versus $121.1 million, or $4.80 per share, in the prior year period.
Net cash provided by operating activities for the quarter was $194.0 million versus $122.1 million in the prior year period.

First Quarter Fiscal 2025 Non-GAAP Results
Non-GAAP Net Income for the quarter was $143.8 million versus $121.2 million in the prior year period. Non-GAAP EPS for the quarter was $5.79 versus $4.81 in the prior year period. Free cash flow was $186.8 million for the current quarter versus $120.8 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

First Quarter Fiscal 2025 GAAP Revenue
The company reported revenues of $440.0 million for the quarter as compared to $382.1 million reported in the prior year period, an increase of 15%.
“We had a good start to our fiscal year, with strong top and bottom-line growth,” said Will Lansing, chief executive officer. “We reiterate our fiscal year 2025 guidance, which includes double-digit percentage growth for both revenue and earnings.”
Revenues for the first quarter of fiscal 2025 for the company’s two operating segments were as follows:
•Scores revenues, which include the company’s business-to-business (B2B) scoring solutions, and business-to-consumer (B2C) solutions, were $235.7 million in the first quarter, compared to $192.1 million in the prior year period, an increase of 23%. B2B revenue increased 30%, driven largely by higher unit prices and an increase in volume of mortgage originations. B2C revenue increased 3% from the prior year period due to increased revenue from our indirect channel partners.
•Software revenues, which include the company’s analytics and digital decisioning technology, were $204.3 million in the first quarter, compared to $189.9 million in the prior year period, an increase of 8%, mainly due to increased recurring revenue and license revenue. Software Annual Recurring Revenue was up 6% year-over-year, consisting of 20% platform ARR growth and 1% growth in non-platform. The Software Dollar-Based Net Retention Rate was 105% on December 31, 2024, with platform software at 112% and non-platform software at 100%.

Outlook
We reiterate the following guidance for fiscal 2025:

Fiscal 2025 Guidance
Revenues	$1.98 billion
GAAP Net Income	$624 million
GAAP EPS	$25.05
Non-GAAP Net Income	$712 million
Non-GAAP EPS	$28.58

The Non-GAAP financial measures are described in the financial table captioned “Reconciliation of Non-GAAP Guidance.”

Company to Host Conference Call
The company will host a webcast on February 4, 2025 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its first quarter fiscal 2025 results and provide various strategic and operational updates. The call can be accessed at FICO’s web site at www.fico.com/investors. A replay of the webcast will be available on our Past Events page through February 4, 2026.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 200 U.S. and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, insurance, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 80 countries do everything from protecting four billion payment cards from fraud, to improving financial inclusion, to increasing supply chain resiliency. The FICO® Score, used by 90% of top U.S. lenders, is the standard measure of consumer credit risk in the U.S. and has been made available in over 40 other countries, improving risk management, credit access and transparency.

Learn more at https://www.fico.com/en

Join the conversation at https://x.com/FICO_corp & https://www.fico.com/blogs/

For FICO news and media resources, visit https://www.fico.com/en/newsroom

FICO is a registered trademark of Fair Isaac Corporation in the U.S. and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of macroeconomic conditions on FICO’s business, operations and personnel, the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, or divestitures, and material adverse developments in global economic conditions or in the markets we serve. Additional information on these risks and uncertainties and other factors that could affect FICO’s future results are described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2024 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2024	September 30, 2024
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$184,254	$150,667
Accounts receivable, net	350,924	426,642
Prepaid expenses and other current assets	60,658	40,104
Total current assets	595,836	617,413
Marketable securities	45,925	45,289
Property and equipment, net	43,018	38,465
Operating lease right-of-use assets	28,309	29,580
Goodwill	775,551	782,752
Other assets	217,969	204,385
Total assets	$1,706,608	$1,717,884
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and other accrued liabilities	$73,852	$102,285
Accrued compensation and employee benefits	77,109	106,103
Deferred revenue	165,359	156,897
Current maturities on debt	15,000	15,000
Total current liabilities	331,320	380,285
Long-term debt	2,406,100	2,194,021
Operating lease liabilities	20,881	21,963
Other liabilities	86,471	84,294
Total liabilities	2,844,772	2,680,563

Stockholders’ deficit	(1,138,164)	(962,679)
Total liabilities and stockholders’ deficit	$1,706,608	$1,717,884

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter Ended December 31,
	2024	2023
	(In thousands, except per share data)
Revenues:
On-premises and SaaS software	$186,011	$168,668
Professional services	18,282	21,279
Scores	235,675	192,112
Total revenues	439,968	382,059
Operating expenses:
Cost of revenues	87,345	83,461
Research and development	45,145	42,635
Selling, general and administrative	127,950	104,329
Amortization of intangible assets	—	275
Total operating expenses	260,440	230,700
Operating income	179,528	151,359
Other expense, net	(29,399)	(20,769)
Income before income taxes	150,129	130,590
Income tax provision (benefit)	(2,399)	9,525
Net income	$152,528	$121,065
Earnings per share:
Basic	$6.26	$4.89
Diluted	$6.14	$4.80
Shares used in computing earnings per share:
Basic	24,378	24,764
Diluted	24,827	25,219

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Quarter Ended December 31,
	2024	2023
	(In thousands)
Cash flows from operating activities:
Net income	$152,528	$121,065
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,535	2,824
Share-based compensation	40,654	31,574
Changes in operating assets and liabilities	(1,235)	(30,343)
Other, net	(1,485)	(3,000)
Net cash provided by operating activities	193,997	122,120
Cash flows from investing activities:
Purchases of property and equipment	(841)	(1,361)
Capitalized internal-use software costs	(6,330)	—
Net activity from marketable securities	(1,771)	(1,057)
Net cash used in investing activities	(8,942)	(2,418)
Cash flows from financing activities:
Proceeds from revolving line of credit and term loans	275,000	170,000
Payments on revolving line of credit and term loans	(63,750)	(70,750)
Proceeds from issuance of treasury stock under employee stock plans	3,261	4,499
Taxes paid related to net share settlement of equity awards	(196,126)	(131,911)
Repurchases of common stock	(162,581)	(71,704)
Other, net	(22)	—
Net cash used in financing activities	(144,218)	(99,866)
Effect of exchange rate changes on cash	(7,250)	3,807
Increase in cash and cash equivalents	33,587	23,643
Cash and cash equivalents, beginning of period	150,667	136,778
Cash and cash equivalents, end of period	$184,254	$160,421

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(Unaudited)

	Quarter Ended December 31,
	2024	2023
	(In thousands, except per share data)
GAAP net income	$152,528	$121,065
Amortization of intangible assets	—	275
Share-based compensation expense	40,654	31,574
Income tax adjustments	(9,863)	(7,915)
Excess tax benefit	(39,530)	(23,775)
Non-GAAP net income	$143,789	$121,224

GAAP diluted earnings per share	$6.14	$4.80
Amortization of intangible assets	—	0.01
Share-based compensation expense	1.64	1.25
Income tax adjustments	(0.40)	(0.31)
Excess tax benefit	(1.59)	(0.94)
Non-GAAP diluted earnings per share	$5.79	$4.81

Free cash flow
Net cash provided by operating activities	$193,997	$122,120
Capital expenditures	(7,171)	(1,361)
Free cash flow	$186,826	$120,759
Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures
To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(Unaudited)

Fiscal 2025 Guidance
(In millions, except per share data)

GAAP net income	$624
Share-based compensation expense	157
Income tax adjustments	(39)
Excess tax benefit	(30)
Non-GAAP net income	$712

GAAP diluted earnings per share	$25.05
Share-based compensation expense	6.31
Income tax adjustments	(1.58)
Excess tax benefit	(1.20)
Non-GAAP diluted earnings per share	$28.58

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures
To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Contacts
Investors/Analysts:
Dave Singleton
Fair Isaac Corporation
(800) 459-7125
investor@fico.com